Exhibit 99.2

Boyles Bros. Servicios Técnicos

Geológicos S.A. (Boytec S.A.)

and Subsidiaries

Consolidated Financial Statements

For The Years Ended December 31, 2013 (Unaudited),

2012 (Audited) and 2011 (Unaudited), and Independent

Auditors’ Report

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Independent Auditors’ Report and Consolidated

Financial Statements 2013 (Unaudited), 2012 (Audited) and 2011 (Unaudited)

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

We have audited the accompanying consolidated financial statements of Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2012 and the related consolidated statements of income, changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries as of December 31, 2012 and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying consolidated balance sheet of Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries as of December 31, 2013, and the related consolidated statements of income, changes in equity and cash flows for the year ended December 31, 2013 and for the year ended December 31, 2011, were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/S/ Deloitte, Inc.

April 11, 2014

Panama, Republic of Panama

Boyles Bros. Servicios Tecnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries

Consolidated Balance Sheets

As of December 31, 2013 and 2012

(In thousands of U.S. dollars)

(The 2013 consolidated financial statements are unaudited)

	Notes	2013	2012
		(Unaudited)	(Audited)
Assets
Current Assets:
Cash and cash equivalents		3,452	5,159
Trade receivables, net	3	471	3,990
Accounts receivable from related parties	5	140	658
Sundry debtors	3	480	864
Inventories	3	7,252	7,715
Recoverable taxes	3	2,173	699
Prepaid expenses and other current assets	3	116	238
Deferred income taxes	8	106

Total current assets		14,190	19,323

Property, plant and equipment:
Buildings		5,349	4,961
Land		1,247	1,247
Machinery and equipment		19,851	18,682
Vehicles		2,896	2,839
Office furniture and equipment		1,455	1,412
Land under capital leases		476	476
Building under capital leases		2,054	2,054
Machinery and vehicles acquired under capital leases		95	95
Other property, plant and equipment		84	74

		33,507	31,840
Less - accumulated depreciation		(11,733)	(9,157)

Net property, plant and equipment		21,774	22,683

Total assets		35,964	42,006

Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries.

Consolidated Balance Sheets

As of December 31, 2013 and 2012

(In thousands of U.S. dollars)

(The 2013 consolidated financial statements are unaudited)

	Notes	2013	2012
		(Unaudited)	(Audited)
Liabilities and stockholders’ equity
Current liabilities:
Short-term debt	6	154	710
Current maturities of long-term debt	6	1,377	1,762
Current maturities of capital leases	7	451	462
Accounts payable	3	1,743	734
Accounts payable to related parties	5	1	601
Sundry accounts payable	3	24	3,214
Withholdings and accrued expenses	3	205	71
Income taxes payable		71	892

Total current liabilities		4,026	8,446

Long-term liabilities:
Long-term debt	6	2,590	2,457
Capital leases	7	662	1,192
Accrued expenses		90	75
Deferred income taxes	8	1,980	2,190

Total long-term liabilities		5,322	5,914

Contingencies and commitments	11

Equity:
Paid-in capital (7,600 common shares with no par value)	9	76	76
Retained earnings		23,869	24,403

Total Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) stockholders’ equity		23,945	24,479
Noncontrolling interests		2,671	3,167

Total equity		26,616	27,646

Total liabilities and equity		35,964	42,006

The accompanying notes are an integral part of these consolidated financial statements.

Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries.

Consolidated Statements of Income

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

	Notes	2013	2012	2011
		(Unaudited)	(Audited)	(Unaudited)
Revenues
Drilling		33,375	67,193	36,449
Sale of fluids		8,683	15,237	21,788
Other revenues		1,708	2,126	2,093

Total revenues	5	43,766	84,556	60,330

Cost of services (exclusive of depreciation shown below)		(25,844)	(46,717)	(26,348)
Cost of sales (exclusive of depreciation shown below)	5	(5,562)	(8,858)	(16,056)
Selling, general and administrative expenses		(5,902)	(7,392)	(4,634)
Depreciation and amortization		(3,104)	(2,339)	(1,405)

Total costs and expenses		(40,412)	(65,306)	(48,443)

Operating income		3,354	19,250	11,887

Other income (expenses):
Financial expense		(394)	(654)	(464)
Other income, net		990	1,095	559
Foreign exchange (losses) gains, net		(402)	(605)	301

Other income (expense), net		194	(164)	396

Income before income taxes		3,548	19,086	12,283
Income tax expense	8	(540)	(4,632)	(2,307)

Net income		3,008	14,454	9,976
Less: Net income attributable to noncontrolling interests		(59)	(501)	(1,231)

Net income attributable to Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.)		2,949	13,953	8,745

The accompanying notes are an integral part of these consolidated financial statements.

Boyles Bros. Servicios Técnicos Geológicos SA (Boytec S.A.) and Subsidiaries

Consolidated Statements of Changes in Equity

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

			Total Boyles Bros. Servicios Técnicos Geológicos, S.A. (Boytec, S.A.)
	Paid-in	Retained	stockholders’	Noncontrolling	Total
	capital	earnings	equity:	interests	equity
Balance as of January 1, 2011 (Unaudited)	76	7,151	7,227	1,707	8,934
Dividends distribution	—	(1,800)	(1,800)	(100)	(1,900)
Partnership withdrawal	—	(26)	(26)	(8)	(34)
Comprehensive income:
Net income for the year 2011	—	8,745	8,745	1,231	9,976

Balance as of December 31, 2011 (Unaudited)	76	14,070	14,146	2,830	16,976

Balance as of January 1, 2012 (Unaudited)	76	14,070	14,146	2,830	16,976
Dividends distribution	—	(3,400)	(3,400)	(100)	(3,500)
Partnership withdrawal	—	(220)	(220)	(64)	(284)
Comprehensive income:
Net income for the year 2012	—	13,953	13,953	501	14,454

Balance as of December 31, 2012 (Audited)	76	24,403	24,479	3,167	27,646

Balance as of January 1, 2013 (Audited)	76	24,403	24,479	3,167	27,646
Dividends distribution	—	(3,300)	(3,300)	(500)	(3,800)
Partnership withdrawal	—	(183)	(183)	(55)	(238)
Comprehensive income:
Net income for the year 2013	—	2,949	2,949	59	3,008

Balance as of December 31, 2013 (Unaudited)	76	23,869	23,945	2,671	26,616

The accompanying notes are an integral part of these consolidated financial statements.

Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries

Consolidated Statements of Cash Flows

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

	2013 (Unaudited)	2012 (Audited)	2011 (Unaudited)
Cash flows from operating activities:
Net income	3,008	13,953	8,745

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,104	2,339	1,405
Allowance for doubtful accounts	426	—	—
Foreign exchange losses (gains), net	316	605	(301)
Deferred income taxes	(226)	637	803
Others	404	454	1,125

Changes in operating assets (increases) decreases:
Trade account receivables	3,247	917	(4,077)
Inventories	463	(1,314)	(2,167)
Other assets	285	(420)	(86)
Due from related companies	1,999	2,594	1,182

Changes in operating liabilities increases (decreases):
Accounts payable	(3,797)	(4,239)	367
Other accounts payable	(705)	(421)	1,399
VAT and similar payables	(2,142)	(403)	662

Total net cash flows provided by operating activities	6,382	14,702	14,265

Cash flows from investment activities:
Proceeds from sale of property, plant and equipment	521	545	3
Purchases of property, plant and equipment	(2,714)	(8,930)	(7,386)

Total net cash flow used in investment activities	(2,193)	(8,385)	(7,383)

Cash flows from financing activities:
Lease payments	(542)	(521)	(499)
Bank debt payments	(5,274)	(4,864)	(1,168)
Bank loans	3,958	5,235	1,863
Partnership withdrawal	(238)	(64)	(8)
Dividend payments	(3,800)	(3,500)	(1,900)

Total net cash flow used in financing activities	(5,896)	(3,714)	(1,712)

Net (decrease) increase in cash flows for the year	(1,707)	2,603	(38)

Cash and cash equivalents at beginning of year	5,159	2,556	2,594

Cash and cash equivalents at end of year	3,452	5,159	2,556

The accompanying notes are an integral part of these consolidated financial statements.

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

1.	Nature of business, basis of presentation and foreign currency financial statements

Consolidated Group and description of business

The Consolidated Group comprises the following entities:

•	Boyles Bros. Servicios Técnicos Geológicos S.A. (BOYTEC S.A.)

•	Sondajes Geotec Colombia S.A.S

•	Boytec Panama S.A.

•	Boytec Sondajes de Mexico S.A. de C.V.

•	Industries Finance Manufacturing & Technology, S.A. (IFMT):

•	Inmobiliaria Plantel Industrial Limitada

•	Mining Drilling Fluids, Inc. and Subsidiaries (MDF Inc.):

•	MDF S.A. (Chile)

•	MDF Colombia S.A.S.

•	Mining Drilling Fluids México S.A. de C.V.

•	Mining Drilling Fluids Perú S.A.

Description of business:

•	Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec, S.A.): Is the holding company of the subsidiaries detailed below.

•	Sondajes Geotec Colombia S.A.S: provides mining prospection services in the area of drilling.

•	Boytec Panama S.A.: Is engaged to invest in other companies.

•	Boytec Sondajes de México S.A. de C.V.: provides mining prospection services principally in the area of drilling and maintenance and recovery of water wells.

•	Mining Drilling Fluids, Inc. and Subsidiaries: are mainly engaged in marketing and production of fluids and other industrial products.

•	Inmobiliaria Plantel Industrial Ltda. is a real estate company that during the years 2002, 2005 and 2007, acquired a land and building with leaseback and finance lease, which are currently being subleased to the related companies Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A., Christensen Chile S.A. and Centro Internacional de Formación, S.A.

Basis of presentation - The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Consolidation of financial statements - The consolidated financial statements include the financial statements of Boytec S.A. and those of its subsidiaries. Boytec, S.A. consolidates its subsidiaries in which it holds a controlling financial interest. The usual condition for a controlling financial interest is ownership of a majority voting interest. All significant intercompany transactions and balances have been eliminated in consolidation.

Foreign currency financial statements - The currencies of the countries in which the Companies are incorporated are Chilean Pesos, Peruvian Nuevos Soles, Mexican Pesos, Colombian Pesos, and US Dollar. Management determined the U.S. dollar as the Company’s functional currency in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 830 – Foreign Currency Matters. Accordingly, the Company measures into U.S. dollars monetary assets and liabilities at year-end exchange rates while non-monetary items are measured at historical rates. Income and expense accounts are measured at exchange

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

rates that approximate the weighted average of the prevailing exchange rates in effect during the year, except for depreciation which was measured at historical rates. Gains or losses from changes in exchange rates are recognized in income in the year of occurrence.

2.	Significant accounting policies

A summary of the significant accounting policies used in the preparation of the accompanying consolidated financial statements follows:

Use of estimates - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of each of the consolidated companies in the Boytec Group of Companies to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Although management believes the estimates and assumptions used in the preparation of these consolidated financial statements were appropriate in the circumstances, actual results could differ from those estimates.

Trade receivables and sundry debtors - Trade receivables are stated at their nominal value, net of the allowance for doubtful accounts. Sundry debtors are stated at their nominal value.

Allowance for doubtful accounts - Each of the consolidated companies in the Boytec S.A. group of companies estimates the allowance based on an individual analysis of customer credit worthiness and payment capacity.

Inventories - Inventories are valued at the lower of cost or market (net realizable value). Cost is determined by the weighted average cost method.

Concentration of credit risk - The Company provides mining prospection services principally in the area of drilling and maintenance and recovery of water wells, and sells products to customers primarily in Chile, Mexico, Peru, Colombia and Panama. The Company conducts periodic evaluations of its customers’ financial condition and generally does not require collateral. The Company does not believe that significant risk of loss from a concentration of credit risk exists given the large number of customers that comprise its customer base and their geographical dispersion.

Property, plant and equipment - Property, plant and equipment are recorded at acquisition cost, net of accumulated depreciation. Cost includes major expenditures for improvements and replacements, which extend useful lives or increase capacity. Assets acquired under capital leases are recorded as acquisitions of property, plant and equipment, in an amount equivalent to the lower of the present value of the minimum lease payments plus the present value of the purchase option and market value. The assets will be legally owned by the Company only when it exercises the purchase option.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Depreciation expense for assets owned was ThUS$2,882 ThUS$2,090 and ThUS$1,302 in 2013, 2012 and 2011, respectively. Depreciation expense for leased assets was ThUS$222, ThUS$249 and ThUS$103 in 2013, 2012 and 2011, respectively. The estimated useful lives of the related assets are as follows:

Useful life years
Buildings	20 to 60
Machinery and equipment	5 to 10
Office furniture and equipment	3
Vehicles	3 to 5
Leased assets	20 to 25

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of an asset is not recoverable when the estimated future undiscounted cash flows expected to result from the use of the asset are less than the carrying value of the asset. The Company measures an impairment loss as the difference between the carrying value of the asset and its fair value Each of the consolidated companies in the Boytec S.A. has determined that no impairment of property, plant and equipment was required as of December 31, 2013 and 2012.

Revenue recognition - Revenues from contracts for the consolidated companies in the Boytec S.A. mineral exploration drilling services are billable based on the quantity of drilling performed. Thus, revenues for these drilling contracts are recognized on the basis of actual footage or meterage drilled. Revenues from contracts for maintenance and recovery of water wells are recognized upon rendering of such services. Revenues from sales are recognized in the period in which the risk and rewards of the related inventories are transferred to customers, which generally coincides with the delivery of products to customers in satisfaction of orders. Other revenues relate to sublease contracts of land and building and are recognized on an accrual basis.

Cash and cash equivalents - Each of the consolidated companies in the Boytec S.A. group of companies considers investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2013 and 2012, cash and cash equivalent include cash on hand and in banks. The carrying value of cash and cash equivalents approximates fair value.

Accrued expenses - Vacation costs and other expenses are accrued as an expense in the year in which earned or become payable.

Income taxes - Current income taxes are recorded in the results of the year in which they are incurred. Deferred income taxes are provided using the asset-and-liability method, in which deferred taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. Deferred tax assets are reviewed for recoverability and valuation allowances are provided as necessary. Provision for income taxes is made in accordance with tax regulations for each country.

Each of the consolidated companies in the Boytec S.A. group of companies estimates of uncertainty in income taxes is based on the framework established in the accounting for income taxes guidance. This guidance addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Each of the consolidated companies in the Boytec S.A. group of companies recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. For tax positions that meet this recognition threshold, each consolidated company in the Boytec S.A. group of companies applies judgment, taking into account applicable tax laws and experience in managing tax audits, to determine the amount of tax benefits to recognize in the consolidated financial statements. For each position, the difference between the benefit realized on our tax return and the benefit reflected in the consolidated financial statements is recorded as a liability in the consolidated balance sheets. This liability is updated at each consolidated financial statement date to reflect the impacts of audit settlements and other resolution of audit issues, expiration of statutes of limitation, developments in tax law and ongoing discussions with taxing authorities. As of December 31, 2013 and 2012 there were no uncertain tax positions that should be recorded in the consolidated financial statements. In addition, each consolidated company in the Boytec S.A. group of companies does not have any accrued interest and penalties related to unrecognized tax benefits.

The Company and its subsidiaries file individual returns for income tax purposes.

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

Fair value of financial instruments and fair value measurements - An entity is required to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Accounting guidance establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Inputs used to measure fair value may fall into one of three levels:

Level 1 - applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying amounts of financial instruments, including cash and cash equivalents, trade receivables, and accounts payables, approximate their current fair values because of the relatively short maturity of those instruments. See Note 6 for disclosure regarding the fair value of indebtedness of the Company.

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

3.	Composition of certain financial statements captions

	December 31,	December 31,
	2013	2012
	(Unaudited)	(Audited)
	ThUS$	ThUS$
Assets
Trade receivables, net
Trade receivables	897	3,990
Less allowance for doubtful accounts (1)	(426)	—

	471	3,990

Sundry debtors
Advance to suppliers	88	54
Sundry	392	810

	480	864

Inventories
Bits and diamonds	383	286
Bars and casings	841	1,086
Spare parts and other	3,171	1,568
Muds and aditives	2,766	4,773
Import in transit and other	91	2

	7,252	7,715

Prepaid expenses and other current assets
Prepaid expenses	112	184
Other current assets	4	54

	116	238

Recovable Taxes
Income tax	1,243	594
VAT	856	86
Others tax credits	74	19

	2,173	699

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

	December 31,	December 31,
	2013	2012
	(Unaudited)	(Audited)
	ThUS$	ThUS$
Liabilities
Accounts payable
Foreign suppliers	33	134
Domestic suppliers	1,710	600

	1,743	734

Sundry accounts payable
Sundry accounts payable	24	3,214

	24	3,214

Withholdings and Accrued expenses
Vacation benefits	87	4
Withholdings	20	38
Salaries and employee benefits	98	29

	205	71

(1)	The following table reflects the changes in the allowance for doubtful accounts:

	Beginning	Charged to	Ending
	balance	expense	balance
	ThUS$	ThUS$	ThUS$
2013 (Unaudited)
Allowance for doubtful accounts	—	426	426

	ThUS$	ThUS$	ThUS$
2012 (Audited)
Allowance for doubtful accounts	—	—	—

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

4.	Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows:

	For the years ended
	December 31,
	2013	2012	2011
	ThUS$	ThUS$	ThUS$
	(Unaudited)	(Audited)	(Unaudited)
Income taxes paid	2,316	3,443	1,421

Interests paid	336	450	349

5.	Related party transactions

The Company is affiliated with a number of companies through common ownership. The balances of related party receivables and payables at year end and transactions during the years are as follows:

	Accounts receivable / payables				Transactions
	Short	Long	Short	Long	Sales and			Purchases and
	term	term	term	term	other revenues			other costs
	2013		2012		2013	2012	2011	2013	2012	2011
	(Unaudited)		(Audited)		(Unaudited)	(Audited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Due from related companies:
Christensen Chile S.A.	27	—	25	—	839	377	356	—	—	—
Christensen Comercial S.A.	—	—	—	—	—	1	—	—	—	—
Geotec S.A. (Perú)	—	—	—	—	564	1,208	611	—	—	—
CSI S.A.	18	—	570	—	708	1,052	866	—	—	—
Centro Internacional de Formación, S.A.	—	—	—	—	6	6	6	—	—	—
Boyles Bros Diamantina S.A (Perú)	—	—	—	—	1	—	—	—	—	—
Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A.	95	—	63	—	4,848	8,506	13,651	—	—	—

Totals	140	—	658	—	6,966	11,150	15,490	—	—	—

Due to related companies:
Christensen Chile S.A.	1	—	—	—	—	—	—	24	2	23
Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A.	—	—	5	—	—	—	—	229	3,606	200
Diamantina Christensen Trading Inc.	—	—	—	—		—	—	2,121	—	—
CSI Inc	—	—	466	—	—	—	—	9	31	1,464
CSI S.A.	—	—	130	—	—	—	—	1,804	4,988	3,998

Totals	1	—	601	—	—	—	—	4,187	8,627	5,685

Boytec Sondajes de México, S.A. de C.V. has a loan with Geotec Boyles Bros with a balance of ThUS$563. See note 6.

Inmobiliaria Plantel Industrial Limitada has entered into a sublease rental agreement with its related parties, Christensen Chile, S.A., Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A. and Centro Internacional de Formación, S.A., for the use of Inmobiliaria Plantel Industrial Limitada´s office space and plant.

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

6.	Short-term and Long-term Debt

Short-term Debt:

The following table reflects the detail of short-term debt:

	Financial	Transaction	Currency	Monthly	Issuance	Expiration	2013	2012
Company	Institution			rate	date	date	ThUS$	ThUS$
							(Unaudited)	(Audited)
Inmobiliaria Plantel Industrial Ltda. (Chile)	Banco Santander (1)	Loan	Ch$	0.56%	Oct-13	Oct-14	154	—

							154	—
MDF S.A. (Chile)	Banco Itaú (2)	Loan	US$	0.53%	Sep/12	Mar/13	—	210

							—	210
Sondajes Geotec Colombia	BBVA (3)	Loan	US$	Libor + 2,90%	Mar/12	Feb/13	—	500

							—	500

Totals							154	710

Inmobiliaria Plantel Industrial Ltda. (Chile):

(1)	On Oct 13, the Company entered into a loan with Banco Santander for US$154, which bear a monthly interest rate of 0.56% and matures on October 2014.

MDF S.A. (Chile):

(2)	On August 3, 2012, the Company entered into a loan with Banco Itaú for ThUS$523 (historic), which bears an annual interest rate of 6.36% and matures on March 3, 2013. On December 14, 2012, one prepayment was made for ThUS$314, and on March 1, 2013, the loan was fully paid.

Sondajes Geotech Colombia:

(3)	On March 2012, the Company entered into a loan with BBVA for ThUS$500 (historic), which bears an annual interest rate of Libor + 2.9% and matures on February, 2013.

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

Long-term Debt:

Debt outstanding as of December 31, whose carrying value approximates fair value and are Level 2 financial instruments, was as follows:

	Financial	Transaction	Currency	Annual	Short-term portion		Long-term		Expiration
Company	Institution			rate	2013	2012	2013	2012	Date
					ThUS$	ThUS$	ThUS$	ThUS$
					(Unaudited)	(Audited)	(Unaudited)	(Audited)
Inmobiliaria Plantel	Banco Security (1)	Loan	US$	4.96%	758	—	2,477	—	Mar/18
	Banco Security (2)	Loan	Ch$	7.49%	—	675	—	1,069	Jun/15
	Banco Security (3)	Loan	Ch$	8.17%	—	377	—	1,219	Mar-17

					758	1,052	2,477	2,288
Boytec Sondajes de Mexico S.A. de C.V.	Geotec Boyles Bros (4)	Loan	US$	2.70%	450	—	113	—	Mar/15
	Capital Corporation de Mexico S.A. de C.V.	Line of credit	US$	7.00%	—	8	—	—	Jul/13
	Capital Corporation de Mexico S.A. de C.V.	Line of credit	US$	8.50%	—	26	—	—	Mar/13
	Banco Santander (5)	Loan	US$	Libor + 0,33%	169	676	—	169	Mar/14

					619	710	113	169
					1,377	1,762	2,590	2,457

Inmobiliaria Plantel Industrial Ltda. (Chile):

(1)	On March 14, 2013, the Company entered into a loan with Bank Security for ThUS$3,800 (historic), which bears a monthly interest rate of 0.413% payable in sixteen installments, being the first of it due on April 2013. This loan expires in March 2018. This loan prepaid the loans 2 and 3 which expired in Jul 2015 and Mar 2017, respectively.
(2)	On July 23, 2009, the Company entered into a loan with Bank Security for US$2,991,137 (historic), which bears an interest rate of TAB 360 days plus a spread of 0.125 payable in six years term, with one year free of payment, being the first installment due on July 2010.
(3)	On April 25, 2012, the Company entered into a loan with Bank Security for US$1,763,359 (historic), which bears a monthly interest rate of 0.6808% payable in five years term, being the first installment due on May 2012.

Boytec Sondajes de México S.A. de C.V.:

(4)	On March 2013, Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A. made one loan to Boytec Sondajes de México S.A. for ThUS$900. The loan matures on March 2015, and bear interest of 2.70% in the year 2013. As of December 31, 2013, the outstanding balance of the loan was ThUS$563, of which ThUS$450 is presented as current.
(5)	On March 22, 2012, the Company entered into a loan with Banco Santander for ThUS$1,352 (historic), with an annual interest rate based on Libor plus 0.33% payable in twenty four payments, with the first installment due in April 2012.

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

As of December 31, 2013 and 2012, long-term debt will mature as follows:

Years to maturity	2013	2012
	ThUS$	ThUS$
	(Unaudited)	(Audited)
2013	—	1,762
2014	1,377	1,221
2015	869	1,052
2016	756	184
2017	756	—
2018 and thereafter	209	—

	3,967	4,219

7.	Capital leases

Capital leases outstanding as of December 31, 2013 and 2012, whose carrying value approximates fair value, was as follows:

	Financial	Transaction	Currency	Annual	Short-term portion		Long-term		Expiration
Company	Institution			rate	2013	2012	2013	2012	date
					ThUS$	ThUS$	ThUS$	ThUS$
					(Unaudited)	(Audited)	(Unaudited)	(Audited)
Inmobiliaria Plantel Industrial Ltda. (Chile)	Banco Santander	Leasing	UF	5.56%	429	442	637	1,142	May/16
	Banco Santander	Leasing	UF	11.43%	22	20	25	50	Oct/15

					451	462	662	1,192

Inmobiliaria Plantel Industrial Ltda. (Chile): On December 6, 2005, the Company entered into a capital lease contract obtained from Banco Santander Santiago for U.F.30,046 (U.F. is an inflation-indexed, Chilean peso-denominated monetary unit. The “U.F.” rate is set daily in advance based on the change in the Consumer Price Index in relation to the previous month as reported in the monthly publication of the Central Bank of Chile), equivalent to ThUS$1,053, payable in monthly installments until 2011, and subject to an annual interest rate of 5.56%. On May 24, 2007, such lease contract was modified to U.F.71,442 (ThUS$2,515) payable in monthly installments until 2016 for the construction of the corporate building. The assets acquired were a land and a building located in the city of Antofagasta (North of Chile).

On September 27, 2010, the Company entered into a capital lease contract obtained from E-Business Distribution S.A. for U.F.2,239 (ThUS$98) payable in monthly installments until 2015, and subject to an annual interest rate of 11.43%. In December 2010, E-Business Distribution S.A. sold assigns and transferred this lease property to Banco Santander. The asset acquired was a telephone plant equipment.

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

The minimum lease payments required are as follows:

Years to maturity	2013	2012
	ThUS$	ThUS$
	(Unaudited)	(Audited)
2013	—	462
2014	451	462
2015	471	462
2016	191	268
2017	—	—

	1,113	1,654

Rental expense for the years ended December 31, 2013 was ThUS$61 (2012: ThUS$65/ 2011: ThUS$93).

8.	Income taxes

Income before income taxes is as follows:

	For the years ended December 31,
	2013	2012	2011
	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$	(Unaudited)	(Audited)	(Unaudited)
Income before income taxes	3,540	19,086	12,283

The expense for incomes taxes consists of the following:

	For the years ended December 31,
	2013	2012	2011
	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$	(Unaudited)	(Audited)	(Unaudited)
Current taxes	(848)	(3,995)	(1,504)
Deferred taxes	308	(637)	(803)

Total, net	(540)	(4,632)	(2,307)

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

Deferred income tax assets and liabilities as of December 31, 2013 and 2012, are comprised of the following:

	Short term		Long-term
	December 31,		December 31,
	2013	2012	2013	2012
	ThUS$	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$	(Unaudited)	(Audited)	(Unaudited)	(Audited)
Deferred income tax assets:
Leases	90	—	132	331
Other provision	16	—	—	—

Deferred income tax assets	106	—	132	331

Deferred income tax liabilities:
Property, plant and equipment	—	—	(2,112)	(2,521)
Capital leases	—	—	—	—

Deferred income tax liabilities	—	—	(2,112)	(2,521)

Net Assets - (Liabilities)	106	—	(1,980)	(2,190)

A reconciliation of total income tax expense to statutory tax rate is as follows:

	For the year ended
	December 31,
	2013		2012		2011
in thousands of U.S. dollars - ThUS$	ThUS$	%	ThUS$	%	ThUS$	%
	(Unaudited)		(Audited)		(Unaudited)
Income tax at statutory tax rate	823	23.33%	5,363	23.33%	3,099	23.33%
Difference in tax expense resulting from:
Non deductible expenses	(12)	(0.34%)	98	0.43%	(162)	(0.70%)
Permanent differences	—	0.00%	52	0.23%	(31)	(0.13%)
Other	(271)	(7.68%)	(881)	(3.83%)	(599)	(2.61%)

	540	15.31%	4,632	20.16%	2,307	19.89%

The companies are potentially subject to income tax audits until the applicable statute of limitations expires. Tax audits by their nature are often complex and can require several years to complete. The followings tax years subject to examination are 2008 through 2013.

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

9.	Equity

Paid-in capital:

•	Boytec S.A. - As of December 31, 2013, 2012 and 2011, common stock is represented by 7,600 common shares with no-par value.

Dividends distribution:

•	Boytec S.A. - A total dividend amount of ThUS$3,300, equivalent to US$434 per share, was approved by the Company’s Board in a meeting held in the year 2013.

A total dividend amount of ThUS$3,400, equivalent to US$447 per share, was approved by the Company’s Board in a meeting held in the year 2012.

A total dividend amount of ThUS$1,800, equivalent to US$237 per share, was approved by the Company’s Board in a meeting held in the year 2011.

•	Mining Drilling Fluids, Inc. and Subsidiaries (MDF Inc.) - A total dividend amount of ThUS$1,000 equivalent to US$1,000 per share, was approved by the Company’s Board in a meeting held in the year 2013. A 50% of this dividend was paid to Boytec S.A.

A total dividend amount of ThUS$200 equivalent to US$200 per share, was approved by the Company’s Board in a meeting held in the year 2012. A 50% of this dividend was paid to Boytec S.A.

A total dividend amount of ThUS$200, equivalent to US$200 per share, was approved by the Company’s Board in a meeting held in the year 2011. A 50% of this dividend was paid to Boytec S.A.

10.	Guarantees

As a result of the loan entered into with Banco Security on March 14, 2013, as discussed in Note 6, Inmobiliaria Plantel Industrial Ltda. was required to mortgage and guarantee the corporate building.

11.	Contingencies and commitments

Litigation - The Company is party to various legal actions in the normal course of its business. The Company is not involved in or threatened by proceedings for which the Company believes it is not adequately insured or indemnified or which, if determined adversely, would have a material adverse effect on its consolidated financial position, results of operations and cash flows.

Transfer pricing - Additional taxes payable could arise in transactions with nonresident related parties if the tax authority, during a review, believes that prices and amounts used by the Company are not similar to those used with or between independent parties in comparable transactions. The Company does not expect this will have a material impact on the income tax for the periods presented.

The Company has no commitments as of December 31, 2013 and 2012.

Boyles Bros. Servicios Técnicos Geológicos S.A.

(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements

For the years ended December 31, 2013, 2012 and 2011

(In thousands of U.S. dollars)

(The 2013 and 2011 consolidated financial statements are unaudited)

12.	Fair value of financial instruments

Fair value of financial instruments - The estimated fair value amounts presented in this consolidated financial statement have been determined by the Company using available market information together with appropriate valuation methodologies, such as discounted cash flows model, that require considerable judgment in developing and interpreting the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The carrying amounts of the Company’s accounts receivable, accounts payable and current notes payable approximate fair value because they have relatively short-term maturities and bear interest at rates tied to market indicators, as appropriate. The Company’s long-term debt consists of debt instruments that bear interest at fixed or variable rates tied to market indicators.

13.	New accounting pronouncements

Recently adopted accounting pronouncements

Accounting Standard Update (“ASU”) 2011-11 – Balance Sheet (Topic 210) - This update requires an entity to disclose information about financial instruments and derivative instruments that are either offset in the balance sheet or subject to enforceable master netting arrangements or similar agreements, irrespective of whether they are offset. Entities are required to disclose both gross and net information about instruments and transactions eligible for offset and instruments and transactions subject to an agreement similar to a master netting arrangement. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements and related disclosures.

Recently issued accounting pronouncements pending adoption

The Company considers there are no new accounting standards pending adoption that will have a material impact on the Company´s consolidated financial statements.

14.	Subsequent events

Between January 1st, 2014 and April 11, 2014, the issuance date of these consolidated financial statements, no subsequent events occurred that could materially affect the financial results of the Company.

15.	Approval of consolidated financial statements

The consolidated financial statements were approved by the Administration and authorized for issuance on April 11, 2014.

* * * * * *